News Release

Contacts:

Integra LifeSciences Holdings Corporation

John Bostjancic                            Maria Platsis
Vice President, Corporate Controller       Senior Director of Investor Relations
(609) 936-2239                             and Corporate Development
jbostjancic@Integra-LS.com                 (609) 936-2333
                                           mplatsis@Integra-LS.com


              Integra LifeSciences Reports Fourth Quarter and
                     Full Year 2004 Financial Results


Plainsboro, New Jersey, March 13, 2005 - Integra LifeSciences Holdings Corporation (NASDAQ: IART) today reported its fourth quarter and full year 2004 revenues and earnings. Product revenues in the fourth quarter of 2004 were $61.8 million, reflecting an increase of $14.9 million, or 32%, over the fourth quarter of 2003. Product revenues for the full year ended December 31, 2004 increased by $61.8 million to $228.5 million, a 37% increase over the prior year.

Excluding recently acquired product lines, fourth quarter 2004 product revenues increased by $9.2 million, or 20%, over the prior year period, and full year 2004 product revenues increased by $32.7 million, or 23%, over the prior year.

Total revenues for the quarter increased over the prior year period by $2.8 million to $61.8 million. Total revenues for the full year ended December 31, 2004 increased by $44.2 million to $229.8 million.

We reported net income of $9.8 million, or $0.30 per diluted share, for the fourth quarter of 2004, compared to net income of $9.2 million, or $0.28 per diluted share in the fourth quarter of 2003. Net income for the year ended December 31, 2004 was $17.2 million, or $0.55 per diluted share, compared to $26.9 million, or $0.86 per diluted share, for the year ended December 31, 2003.

"We are very pleased with our performance in the fourth quarter and for the year," said Stuart M. Essig, Integra's President and Chief Executive Officer. "Organic revenue growth exceeded our long-term objective of 18%, and our corporate gross margin continued to build in keeping with our expectations. More importantly, we transformed Integra LifeSciences this year in the area of information technology. Our continuing implementation of an enterprise business system will streamline our ability to grow both organically and through acquisitions and strategic partnerships. We have made good on our ambition to accelerate product development, having launched significant new products in dural regeneration, adhesion prevention, nerve repair, neuromonitoring, cranial reconstruction and shunting for normal pressure hydrocephalus. We continued to cut costs and improve margins through plant consolidations. Finally, we have focused our Reconstructive Surgery sales force on the extremities, with exciting new products in the treatment of wounds and the surgical reconstruction of the foot and ankle."

This quarter,  as required by the recently  adopted  Emerging  Issues Task Force
(EITF) Issue No. 04-08, The Effect of Contingently Convertible Debt on Diluted Earnings per Share, we treated the unissued shares underlying our contingently convertible notes issued in March 2003 as if such shares were issued and outstanding, using the "if-converted" accounting method, for the purposes of calculating earnings per share. As also required by EITF 04-08, we restated diluted earnings per share for all prior periods back to the issuance of this debt to conform to this new accounting standard.

The adoption of EITF 04-08 reduced earnings per share by $0.01 for the fourth quarter ended December 31, 2004, and by $0.02 for both the fourth quarter and year ended December 31, 2003. It had no impact on earnings per share for the full year 2004.

Our revenues for the periods were as follows:


                                           Three Months                     Year
                                        Ended December 31,           Ended December 31,
                                       2004           2003        2004             2003
                                       ----           ----        ----             ----

         Product Revenue:
         Monitoring products         $12,517       $11,466       $48,217        $44,229
         Implants                     19,851        14,325        78,418         53,301
         Instruments                  22,685        15,422        77,667         47,168
         Private label products        6,709         5,648        24,188         21,997
                                      ------        ------       -------         ------
            Total Product Revenue     61,762        46,861       228,490        166,695

         Other revenue                    49        12,164         1,335         18,904
                                      ------        ------       -------        -------
            Total Revenue            $61,811       $59,025      $229,825       $185,599


Increased sales of our drainage systems and intracranial monitoring products, including our Camino(R) and LICOX(R) monitoring systems, provided most of the year-over-year growth in monitoring product revenues.

Continued strong year-over-year growth in sales of our DuraGen(R) Dural Graft Matrix, DuraGen Plus(TM) Dural Regeneration Matrix, and our CSF management products, and direct selling of the INTEGRA(R) Dermal Regeneration Template and INTEGRA(TM) Bilayer Matrix Wound Dressing accounted for most of the increase in implant product revenues.

Sales of recently acquired product lines contributed $5.7 million of the year-over-year increase in instrument revenues for the fourth quarter. Increased sales of our JARIT(R) and Ruggles(TM) surgical instrument lines provided the remainder of the growth in instrument product revenues.

The increase in revenues attributable to our remaining private label products, including the Absorbable Collagen Sponge that we supply for use in Medtronic's INFUSE(TM) bone graft product, more than offset the removal of INTEGRA(R) Dermal Regeneration Template revenues from our private label products category.

Changes in foreign currency exchange rates contributed $0.7 million to our quarterly year-over-year product revenue growth.

Gross margin on product revenues in the fourth quarter of 2004 was 62.4%. Our gross margin was positively affected by changes in the mix of our products sold during the quarter and by the resumption of direct sales of the INTEGRA(R) Dermal Regeneration Template in 2004.

Research and development expense decreased from $4.8 million in the fourth quarter of 2003 to $3.6 million in the current period. Selling, general and administrative expense increased by $0.9 million to $20.3 million in the fourth quarter of 2004, but decreased as a percentage of product revenues to 33% from 41% in the prior year period. Selling, general and administrative expense in the fourth quarter of 2004 included costs associated with the closing of our distribution facility in New Jersey and the transfer of distribution functions to Nevada, and additional spending on Integra's enterprise business system implementation and Sarbanes-Oxley 404 compliance activities.

We reported net interest income of $95,000 in the fourth quarter of 2004, as compared to net interest income of $81,000 in the prior year period. Other income in the fourth quarter of 2004 was $2.3 million and included a $1.4 million gain related to the change in the fair value of the foreign exchange collar contract we executed in November 2004 upon agreeing to acquire Newdeal Technologies SA.

Our cash and investments totaled $196.0 million at December 31, 2004.

We are updating our expectations for total revenues, gross margin and earnings per share for 2005 and providing our initial guidance for 2006. In accordance with our usual practice, our expectations for 2005 and 2006 financial performance do not include the impact of acquisitions or other strategic corporate transactions that have not yet closed.

Total revenues in 2005 are expected to be between $290 million and $300 million. Total revenues in 2006 are expected to be between $345 million and $355 million. Consolidated gross margin is expected to increase to 64% and 66% of total revenues in 2005 and 2006, respectively. Earnings per diluted share are expected to be within a range of $1.38 to $1.42 per share in 2005. Earnings per diluted share are expected to be within a range of $1.65 to $1.75 per share in 2006. Our guidance for the first quarter of 2005 is for total revenues in the range of $65 million to $68 million and earnings per diluted share of $0.29 to $0.31. Our expectation ranges for full year 2005 and 2006 earnings per share do not reflect the impact of expensing stock options beginning July 1, 2005 under the accounting standard recently issued by the Financial Accounting Standards Board
(FASB).

We have scheduled a conference call for 9:00 am EST tomorrow, March 14, 2005, to discuss the financial results for the fourth quarter of 2004 and forward-looking financial guidance. The call is open to all listeners and will be followed by a question and answer session. Access to the live call is available by dialing
(973) 935-8511 or through a listen-only webcast via a link provided on the home page of Integra's website at www.Integra-LS.com. A replay of the conference call will be accessible starting one hour following the live event. Access to the replay is available through March 28, 2005 by dialing (973) 341-3080 (access code 5630772) or through the webcast accessible on our home page.

Integra LifeSciences Holdings Corporation is a diversified medical technology company that develops, manufactures, and markets medical devices for use in a variety of applications. The primary applications for our products are neuro-trauma and neurosurgery, reconstructive surgery and general surgery. Integra is a leader in applying the principles of biotechnology to medical devices that improve patients' quality of life. Our corporate headquarters are in Plainsboro, New Jersey, and we have research, manufacturing and distribution facilities located throughout the world. We have approximately 1,200 employees. Please visit our website at (http://www.Integra-LS.com).

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning future financial performance, including projections for revenues, gross margins, earnings per share and cash flows. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, our ability to maintain relationships with customers of acquired entities, physicians' willingness to adopt our recently launched and planned products and our ability to secure regulatory approval for products in development may adversely affect our future product revenues; our ability to increase sales and product volumes may adversely affect our future gross margins; our ability to integrate acquired businesses, increase product sales and gross margins, and control non-product costs may affect our earnings per share; and our future net income results and our ability to effectively manage working capital may affect our future cash flows. In addition, the economic, competitive, governmental, technological and other factors identified under the heading "Factors That May Affect Our Future Performance" included in the Business section of Integra's Annual Report on Form 10-K for the year ended December 31, 2003 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.

Regulation G, "Conditions for Use of Non-GAAP Financial Measures," and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for the use of certain non-GAAP financial information. In this news release, we provide "quarterly year-over-year growth in product revenues excluding recently acquired product lines" and "annual year-over-year growth in product revenues excluding recently acquired product lines", which are non-GAAP financial measures. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures is provided in the tables of financial information contained at the end of this news release.

Non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. Management believes that these non-GAAP financial measures are important supplemental information to investors which reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations, provides a more complete understanding of factors and trends affecting our ongoing business and operations. Management strongly encourages investors to review our financial statements and filed reports in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

                     INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                      (In thousands, except per share data)
                                   (UNAUDITED)

STATEMENT OF OPERATIONS DATA:

                                                         Three Months
                                                      Ended December 31,
                                                     2004            2003
                                                     ----            ----
          Product revenue                         $61,762         $46,861
          Other revenue                                49          12,164
                                                   ------          ------
          Total revenue                            61,811          59,025

          Cost of product revenue                  23,221          20,935
          Research and development                  3,556           4,772
          Selling, general and administrative      20,264          19,354
          Amortization                              1,139             968
                                                   ------          ------
          Total costs and expenses                 48,180          46,029

          Operating income                         13,631          12,996

          Interest income, net                         95              81
          Other income, net                         2,250           1,962
                                                   ------          ------

          Income before income taxes               15,976          15,039

          Provision for income taxes                6,137           5,867
                                                   ------          ------

          Net income                               $9,839          $9,172
                                                  =======         =======

          Diluted earnings per share                $0.30           $0.28

          Diluted weighted average
           common shares outstanding               34,842          34,174

                     INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                      (In thousands, except per share data)
                                  (UNAUDITED)

STATEMENT OF OPERATIONS DATA:

                                                               Year
                                                        Ended December 31,
                                                      2004              2003
                                                      ----              ----
          Product revenue                         $228,490          $166,695
          Other revenue                              1,335            18,904
                                                   -------           -------
          Total revenue                            229,825           185,599

          Cost of product revenue                   87,299            70,598
          Research and development                  14,121            12,815
          Selling, general and administrative       99,360            59,459
          Amortization                               4,266             3,080
                                                   -------           -------
          Total costs and expenses                 205,046           145,952

          Operating income                          24,779            39,647

          Interest income, net                         555               471
          Other income, net                          2,674             3,071
                                                    ------            ------

          Income before income taxes                28,008            43,189

          Provision for income taxes                10,811            16,328
                                                   -------           -------

          Net income                               $17,197           $26,861
                                                   =======           =======

          Diluted earnings per share                 $0.55             $0.86

          Diluted weighted average
           common shares outstanding                31,102            33,104

                      INTEGRA LIFESCIENCES HOLDINGS CORPORATION
                       (In thousands, except per share data)
                                   (UNAUDITED)

CONDENSED BALANCE SHEET DATA:

                                                   December 31,   December 31,
                                                       2004           2003
                                                       ----           ----

      Cash and marketable securities,
         including non-current portion             $195,982       $206,743
      Accounts receivable, net                       46,765         28,936
      Inventory, net                                 55,947         41,046
      Total assets                                  456,713        412,526

      Current liabilities                            24,234         20,618
      Long-term debt                                118,900        119,257
      Total liabilities                             148,890        143,996
      Stockholders' equity                          307,823        268,530

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO THE MOST COMPARABLE GAAP
MEASURE:


A. Quarterly year-over-year growth in product revenues excluding recently acquired product lines

     Excluding recently acquired product lines, fourth quarter 2004 product revenues increased by $9.2 million, or 20%, over the prior year period.

                                                     Quarter Ended
                                                      December 31,           Increase
                                                   2004          2003        $        %
                                                --------      --------   -------   -----
                                                             ($ in thousands)

     Total product revenues, as reported        $ 61,762      $ 46,861   $14,901     32%
     Less: Product revenues acquired in 2004       5,249           --      5,249     N/A
           Product revenues acquired in 2003       1,158           721       437     61%
                                                --------      --------   -------   -----
     Product revenues excluding
          acquired products                     $ 55,355      $ 46,140   $ 9,215     20%



B. Annual year-over-year growth in product revenues excluding recently acquired product lines

     Excluding recently acquired product lines, full year 2004 product revenues increased by $32.7 million, or 23%, over the prior year.

                                                       Year Ended
                                                      December 31,           Increase
                                                  2004          2003        $        %
                                                --------      --------   -------   -----
                                                             ($ in thousands)

     Total product revenues, as reported        $228,490      $166,695   $61,795     37%
     Less: Product revenues acquired in 2004      13,633           --     13,633     N/A
           Product revenues acquired in 2003      39,897        24,476    15,421     63%
                                                --------      --------   -------   -----
     Product revenues excluding
          acquired products                     $174,960      $142,219   $32,741     23%



Source: Integra LifeSciences Holdings Corporation